Exhibit 10-J

Ford Motor Company
Directors Life Insurance
and Optional Retirement Plan
(As Amended as of October 1, 2006)

Section 1. Introduction. This Plan has been established for the purpose of providing Eligible Directors, and Eligible Retired Directors, as herein defined, with life insurance and optional retirement benefits under certain circumstances. The Plan is an expression of the Company's present policy with respect to those Company directors and retired directors who meet the eligibility requirements set forth below; it is not a part of any contract of employment and no director or other person shall have any legal or other right to any benefit under the Plan. The Company reserves the right to terminate, amend or modify the Plan, in whole or in part, at any time without notice.

Section 2. Definitions. As used in this Plan:

a. "Board of Directors" or "Board" shall mean the Board of Directors of the Company.

b. "Company" shall mean Ford Motor Company.

c. "Director Service" shall mean years of service as a member of the Board of Directors, not exceeding one year in any calendar year.

d. "Effective Date" means November 1, 1985.

e. "Eligible Director" shall mean a member of the Board of Directors on or after the Effective Date who is not a Company employee and has not retired from Company employment on or after December 1, 1977.

f. "Eligible Retired Director" shall mean a Retirement Eligible Director who shall have retired from the Board of Directors.

g. "Internal Revenue Code" or "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

h. "Normal Retirement Age" shall mean the date of the annual stockholders meeting of the Company immediately following the Retirement Eligible Director's attainment of age 70. "Normal Retirement Date" shall mean the first day of the first calendar month coincident with or next following such Retirement Eligible Director's Normal Retirement Age.

i. "Plan Year" shall mean a calendar year.

j. "Retirement Eligible Director" shall mean an Eligible Director who has completed at least five years of Director Service and has attained age 55.

Section 3. Benefit.

(a) Life Insurance. Except as otherwise provided in Section 3(b) immediately below, an Eligible Director or Eligible Retired Director shall be entitled to life insurance in the amount of $200,000.

(b) Optional Death and Retirement Benefits. A Retirement Eligible Director meeting the eligibility requirements set forth in Section 3(b)(1) or (2) below may elect optional death and retirement benefits described in Section 3(b)(3) below in lieu of the life insurance described in Section 3(a) immediately above, as follows:

(1) Normal Retirement Date. A Retirement Eligible Director whose Normal Retirement Date occurs after the Effective Date and who, in accordance with Section 3(b)(5) below, elected to receive the optional death and retirement benefit described in Section 3(b)(3) below shall receive such optional death and retirement benefit.

(2) Resignation Prior to Normal Retirement Date. A Retirement Eligible Director who resigns from the Board of Directors on or after January 1, 1993 and prior to such director's Normal Retirement Date and who, in accordance with Section 3(b)(5) below, elected to receive the optional death and retirement benefit described in Section 3(b)(3) below shall receive such optional death and retirement benefit with approval of the Board of Directors.

(3) Benefit. The optional death and retirement benefit with respect to a Retirement Eligible Director who has made an election in accordance with Section 3(b)(5) below shall be as follows:

(i) life insurance in the amount of $100,000, plus

(ii) a monthly benefit, payable to such director during such director's lifetime, in the amount of $1,250 per month, beginning on the earlier of:

(A) with respect to a Retirement Eligible Director who meets the requirements of Section 3(b)(1) above, such director's Normal Retirement Date; or

(B) with respect to a Retirement Eligible Director who meets the requirements of Section 3(b)(2) above, the first day of the calendar month coincident with or next succeeding such director's resignation date.

(4) Waiver of Conversion Rights. A Retirement Eligible Director who makes the election provided in this Section 3(b) must waive any right to the conversion of the reduction in the amount of the life insurance.

(5) Optional Death and Retirement Benefit Election. Within thirty (30) days of becoming an Eligible Director, each Eligible Director may make an irrevocable election to receive the optional death and retirement benefit described in Section 3(b)(3) above in lieu of the life insurance benefit described in Section 3(a) above.

Section 4. Payments. The life insurance described in Section 3(a) or 3(b)(3)(i) shall be provided by the purchase from an insurance carrier of an insurance contract upon terms and conditions approved by the Executive Vice President and Chief Financial Officer or the designee of such officer. The retirement benefits provided in Section 3(b)(3)(ii) shall be payable out of the Company's general funds beginning on the date described in Section 3(b)(3)(ii)(A) or (B), as applicable, and shall cease at the end of the month in which such Eligible Retired Director dies.

Section 5. Designation of Beneficiary. The death benefits payable under the life insurance described in Section 3(a) or 3(b) (3)(i) shall be paid to the Eligible Director's or Eligible Retired Director's designated beneficiary, as applicable, or if there is no such beneficiary shall be paid in accordance with the provisions of the life insurance contract.

Section 6. Administration and Interpretation. The Group Vice President - Corporate Human Resources and Labor Affairs and the Executive Vice President and Chief Financial Officer shall have full power and authority on behalf of the Company to administer and interpret the Plan. All decisions with respect to the administration and interpretation of the Plan shall be final and shall be binding upon all persons.

Section 7. Amendments and Termination. The Board of Directors of the Company shall have the right at any time to amend, modify, discontinue or terminate this Plan in whole or in part; provided, however, that no such action shall deprive the beneficiary or estate of life insurance proceeds with respect to an Eligible Director or Eligible Retired Director who shall have died prior to the date of such action by the Board of Directors.

Section 8. Code Section 409A.

(a)
With respect to benefits accrued or vested after December 31, 2004, the Company reserves the right to take such action, on a uniform basis, as the Company deems necessary or desirable to ensure compliance with Code Section 409A, and applicable additional regulatory guidance thereunder, or to achieve the goals of the Plan without having adverse tax consequences under this Plan for any employee or beneficiary.

(b)
After receipt of Plan benefits accrued or vested after December 31, 2004, the obligations of the Company with respect to such benefits shall be satisfied and no Eligible Director, surviving spouse, or beneficiary shall have any further claims against the Plan or the Company with respect to Plan benefits accrued or vested after December 31, 2004.

(c)
For the avoidance of doubt, and notwithstanding any provisions of the Plan to the contrary, in the event a Specified Employee becomes entitled to a benefit under this Plan, payment of any such benefit that accrued or vested on or after January 1, 2005 shall not commence (or be paid) earlier than the first day of the seventh month following termination from employment with the Company. Any payment delayed under this Section shall not bear interest.

For purposes of this Section, "Specified Employee" shall mean an eligible member of the Board who is a Key Employee as defined in Code Section 416(i) without regard to paragraph 5 thereof. A Specified Employee shall be identified as of December 31st of each calendar year and shall apply to any Specified Employee who shall terminate employment in the 12-month period commencing January 1st of the immediately succeeding calendar year. This provision is effective for Specified Employees who resign or terminate employment on or after January 1, 2005.